EXPRESS, INC. RESPONDS TO NOTICE OF NON-COMPLIANCE WITH NYSE
TRADING SHARE PRICE LISTING STANDARD RULES

Columbus, Ohio – October 2, 2020 – Express, Inc. (NYSE: EXPR) (the “Company”) announced today that the New York Stock Exchange (NYSE) has notified the Company that it is no longer in compliance with NYSE continued listing criteria, which require listed companies to maintain an average closing share price of at least $1.00 over a consecutive 30 trading-day period.

The Company received written notice of the non-compliance on September 29, 2020. In accordance with NYSE rules, the Company has a period of six months from receipt of the notice to regain compliance with the NYSE’s minimum share price requirement. The notice has no immediate impact on the listing of the common stock, which will remain listed and traded on the NYSE during this period, subject to the Company’s compliance with the other continued listing requirements of the NYSE.

Under NYSE rules, the Company can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period the Company’s common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month or on the last day of the cure period.

In accordance with the NYSE’s rules, the Company plans to formally notify the NYSE of its intent to cure the deficiency, including for example through a reverse stock split, subject to Board and stockholder approval, if necessary, to cure the share price non-compliance.

The NYSE notification does not affect the ongoing business operations of the Company or its reporting requirements with the Securities and Exchange Commission nor does it trigger any violation of its debt obligations.

“We are in the early stages of our strategic transformation,” said Tim Baxter, Chief Executive Officer. “We are confident in our strategy based on the early consumer response to our product and brand vision. We believe that this, combined with the significant cost saving actions we have taken, will put us back on The EXPRESSway Forward.”

About Express, Inc.:

Express is a modern, versatile, dual gender apparel and accessories brand that helps people get dressed for every day and any occasion. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has always been a brand of the now, offering some of the most important and enduring fashion trends. Express aims to Create Confidence & Inspire Self-Expression through a design & merchandising view that brings forward The Best of Now for Real Life Versatility.

The company operates over 500 retail and factory outlet stores in the United States and Puerto Rico, as well as an online store. Express, Inc. is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com.

Forward-Looking Statements:

Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) the COVID-19 impact and its continued impact on our business operations, store traffic, employee availability, financial condition, liquidity and cash flow; (3) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (4) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (5) customer traffic at malls, shopping centers, and at our stores; (6) competition from other retailers; (7) our dependence on a strong brand image; (8) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers; (9) the failure or breach of information systems upon which we rely; (10) our ability to protect customer data from fraud and theft; (11) our dependence upon third parties to manufacture all of our merchandise; (12) changes in the cost of raw materials, labor, and freight; (13) supply chain or other business disruption, including as a result of the coronavirus; (14) our dependence upon key executive management; (15) our ability to execute our growth strategy, EXPRESSway Forward, including engaging our customers and acquiring new ones, executing with precision to accelerate sales and profitability, creating great product and reinvigorating our brand; (16) our substantial lease obligations; (17) our reliance on third parties to provide us with certain key services for our business; (18) impairment charges on long-lived assets; (19) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (20) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (21) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; (22) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate; (23) changes in tariff rates; and (24) natural disasters, extreme weather, public health issues, including pandemics, fire, acts of terrorism or war and other events that cause business interruption. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Investor Contact:	Media Contact:
Dan Aldridge	Alysa Spittle
VP, Investor Relations	Director, Communications
Express	Express
(614) 474-4890	(614) 474-4745